UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2008

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 12, 2008, Bonson Information Technology Ltd. (“Bonson”), a wholly-owned subsidiary of AsiaInfo Holdings, Inc. (“AsiaInfo” or the “Company”) entered into a Series B Preferred Shares Purchase Agreement (the “Purchase Agreement”) with C-Platform Corporation (“C-Platform”) and its founders and principal operating subsidiaries. C-Platform is a Cayman Islands company, which, through its subsidiaries in China, provides data operating services, a form of value-added telecommunications services, to telecommunications operators in China. AsiaInfo believes that the transaction furthers its on-going strategy of expanding its market-leading telecommunications software and service solutions business in China.

Pursuant to the terms of the Purchase Agreement, Bonson acquired 2,170,000 redeemable Series B Preferred Shares of C-Platform at a price of US$2.1404 per share, for an aggregate consideration of US$4,644,668. Following the transaction, Bonson owns approximately 17% of C-Platform’s share capital on a fully-diluted basis.

Under the other agreements entered into in connection with Bonson’s investment in C-Platform, Bonson has the right to appoint a representative to C-Platform’s board of directors. In addition, Bonson has certain registration rights, rights of first offer, and a right of first refusal with respect to common shares currently held by C-Platform’s founders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: September 18, 2008		/s/ Eileen Chu
	Name:	Eileen Chu
	Title:	Vice President and Chief Financial Officer